SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_____________________

Date of report: December 5, 2008
(Date of earliest event reported)

INCENTRA SOLUTIONS, INC.
(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-16031	86-0793960
(Commission File No.)	(I.R.S. Employer Identification No.)

1140 Pearl Street
Boulder, Colorado 80302
(Address of principal executive offices; zip code)

(303) 449-8279
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANTS BUSINESS AND OPERATIONS

Item 1.01.	Entry Into A Material Definitive Agreement

1. Amendment to Secured Revolving Note

On December 5, 2008, we entered into an omnibus  amendment agreement (the “Revolver Amendment”), effective November 28, 2008 (the “Effective Date”), with LV Administrative Services, Inc. as administrative and collateral agent for each of Valens U.S. SPV I, LLC ( “Valens U.S.”) and Valens Offshore SPV II ( “Valens Offshore”) for purposes of amending the Secured Revolving Note, dated as of February 6, 2006, (the “Secured Revolving Note”) issued to Laurus Master Fund, Ltd.   The primary purpose of the Revolver Amendment was to amend the terms of the Secured Revolving Note in order to extend the maturity date from February 6, 2009 to February 6, 2010.

Under the Revolver Amendment, interest payable on the outstanding principal amount of the Secured Revolving Note will be increased effective February 6, 2009 from a fixed rate per annum equal to ten percent (10%) to a fixed rate per annum equal to twelve percent (12%) through the maturity date of the Secured Revolving Note.

Under the Revolver Amendment, we agreed to pay cash fees to Valens U.S. at the earlier of the maturity date or the date at which all the obligations under the Secured Revolving Note are paid in full (the “Payment Date”).  The non-refundable fees payable to Valens U.S. at the Payment Date are as follows (i) $425,000 if the Payment Date is on or prior to May 31, 2009, (ii) $675,000 if the Payment Date is after May 31, 2009 but before August 31, 2009 and (iii) $1,175,000 if the Payment Date is after August 31, 2009.  At the election of Valens U.S., up to fifty percent (50%) of the cash fees may be paid through the issuance of our common stock based on a share price of the lesser of the volume weighted average trading price of our common stock for the 10 trading days immediately preceding the Effective Date and the volume weighted trading price of our common stock for the 10 trading days immediately preceding the Payment Date.

Further, under the Revolver Amendment, we agreed to pay cash fees to Valens Offshore at the earlier of the maturity date or the date at which all the obligations under the Secured Revolving Note are paid in full (the “Payment Date”).  The non-refundable fees payable to Valens Offshore at the Payment Date are as follows (i) $1,275,000 if the Payment Date is on or prior to May 31, 2009, (ii) $2,025,000 if the Payment Date is after May 31, 2009 but before August 31, 2009 and (iii) $3,525,000 if the Payment date is after August 31, 2009.  At the election of Valens Offshore, up to fifty percent (50%) of the cash fees may be paid through the issuance of our common stock based on the share price which is the lesser of the volume weighted average trading price of our common stock for the 10 trading days immediately preceding the Effective Date and the volume weighted trading price of our common stock for the 10 trading days immediately preceding the Payment Date.

Upon repayment of the Secured Revolving Note in full, we have the option to issue a zero coupon note (the “Note”) to Valens U.S. and Valens Offshore for the cash portion of the fees earned. The Note would have a maturity date of July 31, 2010.

We also agreed to pay at closing to Valens Capital Management, LLC, the investment manager of Valens U.S. and Valens Offshore, a non-refundable payment in the amount of $100,000, to Valens U.S. a non-refundable fee of $33,250 and to Valens Offshore a non-refundable fee of $99,750 to cover due diligence, legal, and other expenses incurred in connection with the Revolver Amendment.

2. Amendment to Term Note

On December 5, 2008, we also entered into an omnibus  amendment agreement (“Term Note Amendment”), effective November 28, 2008 (the “Effective Date”), with LV Administrative Services, Inc.( “Agent”), as administrative and collateral agent for each of Valens Offshore SPV I, Ltd ( “Valens ”) and PSource Structured Debt Limited (“PSource”), for purposes of amending the Secured Term Note (the “Term Note”), dated July 31, 2007, issued to Calliope Capital Corporation and subsequently assigned to Valens and PSource.  The primary purpose of the Term Note Amendment was to reduce the monthly amounts payable for principal amortization to $142,857.14 from $285,714.28 for the payments due for the months of December 2008, January 2009, February 2009, March 2009, April 2009 and May 2009.  The difference in payments will be deferred and payable upon maturity of the Term Note.

In connection with the Term Note Amendment, we agreed to pay to the Agent additional interest in the amount of $300,000.  The additional interest is deemed to be fully earned on the Effective Date and shall be paid ratably to the holders of the Term Note ($273,750 to Valens and $26,250 to PSource) at such time as we are required to repay all of the outstanding principal balance evidenced by the Term Note.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03.	Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant.

The disclosures contained in Item 1.01 are incorporated herein by reference.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Number	Documents

10.1
Omnibus Amendment Agreement, dated as of November 28, 2008, by and among Incentra Solutions, Inc., Incentra Solutions of the Northwest, Inc. , ManagedStorage International, Incentra Solutions International, Inc. Incentra Solutions of California, Inc., Network System Technologies, Inc., Sales Strategies, Inc. and LV Administrative Services, Inc. as administrative and collateral agent for each of Valens U.S. SPV I, LLC, and Valens Offshore SPV II.

10.2
Omnibus Amendment Agreement, dated as of November 28, 2008, by and among Incentra Solutions, Inc., and LV Administrative Services, Inc. as administrative and collateral agent for each of Valens Offshore SPV I, Ltd, and PSource Structured Debt Limited ..

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Incentra Solutions, Inc.

Date: December 11, 2008	By:	/s/ Anthony Di Paolo
Anthony Di Paolo
Chief Financial Officer